EXHIBIT 99.1

Tech Data Reports Fourth Quarter and Fiscal Year 2011 Results

Sales, Net Income and Diluted EPS Reach Record Levels With Year-Over-Year Double-Digit Growth

Company Announces $100 Million Share Repurchase Program

CLEARWATER, Fla., March 1, 2011 (GLOBE NEWSWIRE) -- Tech Data Corporation (Nasdaq:TECD), a leading distributor of IT products, today announced results for its fourth quarter and fiscal year ended January 31, 2011.

Results At A Glance
($ in millions, except per share amounts)	Three months ended January 31, 2011	Three months ended January 31, 2010(1)	Year ended January 31, 2011	Year ended January 31, 2010(1)

Net sales	$ 7,117.2	$ 6,283.1	$ 24,376.0	$ 22,100.0
Operating income	$ 117.8	$ 92.7	$ 334.0	$ 259.5
Operating income margin	1.65%	1.48%	1.37%	1.17%
Net income attributable to shareholders of Tech Data Corporation	$ 77.3	$ 70.1	$ 214.2	$ 180.2
Net income per diluted share attributable to shareholders of Tech Data Corporation	$ 1.63	$ 1.35	$ 4.36	$ 3.54

(1)Effective February 1, 2010, Tech Data Corporation reclassified certain foreign currency exchange gains or losses within the accompanying Consolidated Statement of Operations to "Cost of products sold."  Historically, these gains and losses were reported as a separate component of Other expense (income) titled "Net foreign currency exchange loss (gain)."
Management believes this revised presentation is more consistent with how the company manages and reports the underlying transactions giving rise to these foreign currency exchange gains and losses.

Net sales for the fourth quarter ended January 31, 2011, were $7.1 billion, an increase of 13.3 percent from $6.3 billion in the prior year. The weakening of certain foreign currencies against the U.S. dollar negatively impacted the year-over-year fourth-quarter net sales comparison by approximately 6 percentage points. Sequentially, net sales for the fourth quarter ended January 31, 2011, increased 15.5 percent over the third quarter, with minimal impact from foreign currencies.

Operating income for the fourth quarter totaled $117.8 million, or 1.65 percent of net sales. This compared to operating income of $92.7 million, or 1.48 percent of net sales in the fourth quarter of fiscal 2010. Fourth-quarter net income totaled $77.3 million, or $1.63 per diluted share. This compared to net income of $70.1 million, or $1.35 per diluted share for the prior-year period, which included a net benefit of approximately $5.4 million, or $0.10 per diluted share for the reversal of a deferred tax valuation allowance in the European region.

"Our fourth quarter results marked a very strong finish to an outstanding year for Tech Data," stated Robert M. Dutkowsky, Tech Data's chief executive officer. "A healthy technology spending environment in both regions combined with our superior execution and targeted investments in infrastructure, M&A and business processes, resulted in one of the best years in our company's history. Continuing the trend of the previous three quarters, our worldwide team effectively balanced sales growth with profitability improvement, and delivered our ninth consecutive quarter of double-digit earnings growth, and our seventh consecutive quarter of return on invested capital well above our cost of capital. Our record-setting performance in fiscal year 2011 validates our strategy, reinforces the value we bring to our customer and vendor partners, and clearly demonstrates Tech Data's commitment to creating value for our shareholders."

Fourth-Quarter Financial Summary

  Net sales in the Americas (including North America and Latin America) were $2.78 billion, or 39 percent of worldwide net sales, representing an increase of 10.8 percent over the prior-year fourth quarter. Net sales in Europe totaled $4.34 billion, or 61 percent of worldwide net sales, representing an increase of 14.9 percent (25.1 percent increase on a euro basis) over the prior-year fourth quarter.
  Gross margin in the fourth quarter was 5.32 percent compared to 5.20 percent in the prior-year fourth quarter. Strong sales, product diversification and solid execution of the company's inventory, pricing and freight management practices were contributing factors in the gross margin performance.
  Selling, general and administrative expenses (SG&A) were $261.0 million, or 3.67 percent of net sales compared to $233.7 million, or 3.72 percent of net sales in the prior-year fourth quarter. The increase in SG&A expenses, on a dollar basis, was primarily attributable to the inclusion of operating expenses of five European companies acquired in fiscal year 2011 and costs to support growth, partially offset by the impact of weaker foreign currencies. As a percentage of net sales, the year-over-year decrease in SG&A expenses is primarily attributable to leverage achieved on higher sales.
  Operating income in the Americas for the fourth quarter was $48.6 million, or 1.75 percent of net sales compared to $43.7 million, or 1.74 percent of net sales in the prior-year fourth quarter. In Europe, the company generated operating income of $71.6 million, or 1.65 percent of net sales compared to operating income of $51.6 million, or 1.37 percent of net sales in the prior-year fourth quarter. Stock-based compensation expense is not included in the regional segment reporting results. These expenses are presented as a separate line item in the company's segment reporting (see "Supplementary Information" table attached).
  Cash provided by operations totaled $175.7 million in the fourth quarter. For the fiscal year ended January 31, 2011, the company generated $103.8 million in cash from operations.
  The company's effective tax rate for the fourth quarter was 25.4 percent compared to 18.2 percent in the prior-year period. Excluding the reversal of a deferred tax valuation allowance in fiscal year 2010, the effective tax rate for the prior year's fourth quarter was 24.4 percent.

Fiscal-Year Results

Net sales for the year ended January 31, 2011, were $24.4 billion, an increase of 10.3 percent from $22.1 billion for the year ended January 31, 2010. The weakening of certain foreign currencies against the U.S. dollar negatively impacted the year-over-year net sales comparison by approximately 3 percentage points. On a regional basis, net sales in the Americas represented 43 percent of worldwide net sales and increased 10.1 percent to $10.5 billion from $9.6 billion for the year ended January 31, 2010. Europe represented 57 percent of worldwide net sales and increased 10.5 percent (17.5 percent on a euro basis) to $13.8 billion from $12.5 billion for the year ended January 31, 2010.

For the year ended January 31, 2011, the company recorded operating income of $334.0 million, or 1.37 percent of net sales, compared with operating income of $259.5 million, or 1.17 percent of net sales, in the prior year. Net income attributable to shareholders of Tech Data Corporation was $214.2 million, or $4.36 per diluted share, for the year ended January 31, 2011. This compared to net income attributable to shareholders of Tech Data Corporation of $180.2 million, or $3.54 per diluted share, for the fiscal year ended January 31, 2010, which included a net benefit of approximately $5.4 million, or $0.11 per diluted share for the reversal of a deferred tax valuation allowance in the European region.

Share Repurchase Program

Tech Data's Board of Directors has authorized a share repurchase program for up to $100 million of the company's common stock. Since April 2005, the company has completed share repurchases totaling $600 million, buying back more than 16 million shares of its common stock.

The company's share repurchases will be made on the open market, through block trades, through Rule 10b5-1 plans or otherwise. The amount of shares purchased and the timing of the purchases will be based on working capital requirements, general business conditions and other factors, including alternative investment opportunities. The company intends to hold the repurchased shares in treasury for general corporate purposes.

Commitments and Contingencies

In December 2010, in a non-unanimous decision, a Brazilian appellate court overturned a 2003 trial court ruling in favor of Tech Data's Brazilian subsidiary ("Subsidiary") related to the imposition of certain taxes on payments abroad for the licensing of commercial software products, commonly referred to as "CIDE tax." Tech Data estimates the total exposure where the CIDE tax, including interest, may be considered due, to be approximately 52.9 million reais ($31.6 million) as of January 31, 2011. The Subsidiary has moved for clarification of the ruling and intends to appeal if the court does not rule in its favor. However, in order to pursue the next level of appeal, the Subsidiary may be required to make a deposit or to provide a guarantee to the courts for the payment of the CIDE tax pending the outcome of the appeal, which will be reflected in the Subsidiary's financial statements at such time. Based on the legal opinion of outside counsel, the company believes the chances of success on appeal of this matter are good and the Subsidiary intends to vigorously defend its position that the CIDE tax is not due. However, no assurance can be given as to the ultimate outcome of this matter.

Business Outlook

"Looking ahead to the first quarter, we expect continued year-over-year growth in both regions on a local currency basis, although the seasonal sequential decline in sales may be slightly higher than the prior year due to the strength of our consumer sales in the fourth quarter of fiscal year 2011. We believe our continued focus on balanced, responsible growth and improving the quality of our earnings should once again deliver year-over-year double-digit growth in operating income, net income and earnings per share in fiscal year 2012. Moreover, the share repurchase authorization announced today reflects our strong financial performance, our continued confidence in the company's long-term prospects and our commitment to enhancing shareholder value," said Dutkowsky.

Webcast Details

Tech Data will discuss its fourth quarter and fiscal year results on a conference call today at 9:00 a.m. (ET). A webcast of the call, including supplemental schedules, will be available to all interested parties and can be accessed at www.techdata.com (Investor Relations section). The webcast will be available for replay for three months.

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company's current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: global economic instability, competition, narrow margins, dependence on information systems, acquisitions and dispositions, exposure to natural disasters, war and terrorism, dependence on independent shipping companies, impact of policy changes, labor strikes, risk of declines in inventory value, product availability, vendor terms and conditions, loss of significant customers, customer credit exposure, need for liquidity and capital resources; fluctuations in interest rates, foreign currency exchange rates; exposure to foreign markets, changes in income tax and other regulatory legislation, potential adverse effects of litigation; changes in accounting rules, and the volatility of common stock price. Additional discussion of these and other factors affecting the company's business and prospects is contained in the company's periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company's Investor Relations website at www.techdata.com. All information in this release is as of March 1, 2011. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company's expectations.

About Tech Data

Tech Data Corporation (Nasdaq:TECD) is one of the world's largest wholesale distributors of technology products. Its advanced logistics capabilities and value added services enable over 125,000 resellers in more than 100 countries to efficiently and cost effectively support the diverse technology needs of end users.  Headquartered in Clearwater, Fla., Tech Data generated $24.4 billion in net sales for the fiscal year ended January 31, 2011, and is ranked 109th on the Fortune 500®. To learn more, visit www.techdata.com.

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(In thousands, except per share amounts)

	Three months ended January 31,		Year ended January 31,
	2011	2010(1)	2011	2010(1)

Net sales	$ 7,117,195	$ 6,283,140	$ 24,375,973	$ 22,099,876
Cost of products sold	6,738,449	5,956,687	23,092,685	20,947,522
Gross profit	378,746	326,453	1,283,288	1,152,354
Selling, general and administrative expenses	260,977	233,731	949,303	892,878
Operating income	117,769	92,722	333,985	259,476
Interest expense	8,270	5,941	29,926	27,639
Other expense (income), net	692	(571)	444	(3,303)
Income before income taxes	108,807	87,352	303,615	235,140
Provision for income taxes	27,583	15,864	84,752	53,940
Consolidated net income	81,224	71,488	218,863	181,200
Net income attributable to noncontrolling interest	(3,927)	(1,397)	(4,620)	(1,045)
Net income attributable to shareholders of Tech Data Corporation	$ 77,297	$ 70,091	$ 214,243	$ 180,155

Net income per common share attributable to shareholders of Tech Data Corporation:
Basic	$ 1.66	$ 1.37	$ 4.41	$ 3.57
Diluted	$ 1.63	$ 1.35	$ 4.36	$ 3.54
Weighted average common shares outstanding:
Basic	46,667	51,096	48,587	50,517
Diluted	47,311	51,881	49,085	50,938

(1)Effective February 1, 2010, Tech Data Corporation reclassified certain foreign currency exchange gains or losses within the accompanying Consolidated Statement of Operations to "Cost of products sold."  Historically, these gains and losses were reported as a separate component of Other expense (income) titled "Net foreign currency exchange loss (gain)."
Management believes this revised presentation is more consistent with how the company manages and reports the underlying transactions giving rise to these foreign currency exchange gains and losses.

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands)

ASSETS	January 31, 2011	January 31, 2010(1)
Current assets:
Cash and cash equivalents	$ 839,934	$ 1,116,579
Accounts receivable, net	2,896,671	2,593,919
Inventories	2,205,394	1,704,658
Prepaid expenses and other assets	181,147	156,448
Total current assets	6,123,146	5,571,604
Property and equipment, net	94,315	90,634
Other assets, net	270,831	167,881
Total assets	$ 6,488,292	$ 5,830,119
LIABILITIES AND EQUITY
Current liabilities:
Revolving credit loans and current maturities of long-term debt, net	$ 434,435	$ 65,860
Accounts payable	3,223,962	2,799,949
Accrued expenses and other liabilities	562,638	455,365
Total current liabilities	4,221,035	3,321,174
Long-term debt, net	60,076	338,157
Other long-term liabilities	68,754	76,255
Total liabilities	4,349,865	3,735,586
Equity attributable to shareholders of Tech Data Corporation	2,114,466	2,088,895
Noncontrolling interest	23,961	5,638
Total equity	2,138,427	2,094,533
Total liabilities and equity	$ 6,488,292	$ 5,830,119

(1) Certain reclassifications have been made to the January 31, 2010, consolidated balance sheet to conform to the January 31, 2011, consolidated balance sheet presentation. Such reclassifications had no effect on previously reported equity.

TECH DATA CORPORATION AND SUBSIDIARIES
SUPPLEMENTARY INFORMATION
(In thousands)

	Three months ended January 31, 2011		Three months ended January 31, 2010(1)
Operating Income by Segment	Operating Income	Operating Margin	Operating Income	Operating Margin
Americas	$ 48,621	1.75%	$ 43,688	1.74%
Europe	71,640	1.65%	51,613	1.37%
Stock-based compensation	(2,492)	(.04)%	(2,579)	(.04)%
Worldwide total	$ 117,769	1.65%	$ 92,722	1.48%

	Year ended January 31, 2011		Year ended January 31, 2010(1)
Operating Income by Segment	Operating Income	Operating Margin	Operating Income	Operating Margin
Americas	$ 183,639	1.74%	$ 143,869	1.50%
Europe	160,233	1.16%	126,832	1.01%
Stock-based compensation	(9,887)	(.04)%	(11,225)	(.05)%
Worldwide total	$ 333,985	1.37%	$ 259,476	1.17%

(1)Effective February 1, 2010, Tech Data Corporation reclassified certain foreign currency exchange gains or losses within the accompanying Consolidated Statement of Operations to "Cost of products sold."  Historically, these gains and losses were reported as a separate component of Other expense (income) titled "Net foreign currency exchange loss (gain)."
Management believes this revised presentation is more consistent with how the company manages and reports the underlying transactions giving rise to these foreign currency exchange gains and losses.
CONTACT: Jeffery P. Howells
         Executive Vice President and Chief Financial Officer
         727-538-7825
         (jeff.howells@techdata.com)

         Arleen Quinones
         Director, Investor Relations and Shareholder Services
         727-532-8866
         (arleen.quinones@techdata.com)